Exhibit 99.1

Contact: Brian Dingerdissen
Desk.610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Desk.610.645.1095
Mobile.484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA 2013 NET INCOME UP 12.6 PERCENT, DIVIDEND INCREASED 9

PERCENT, AND 5-FOR-4 STOCK SPLIT EFFECTIVE SEPTEMBER 1, 2013

Expects to invest $1 billion in infrastructure over next 3 years

BRYN MAWR, PA – Aqua America (NYSE: WTR) today reported results for the quarter and year ending December 31, 2013. For the full year 2013, diluted earnings per share were $1.25, compared to $1.12 in 2012, on 1.1 percent more shares outstanding. Net income for the full year 2013 rose to $221.3 million from $196.6 million in 2012, an increase of 12.6 percent. Revenue for the year grew to $768.6 million despite unfavorable weather compared to $757.8 million in 2012. Income from continuing operations per share for the full year was $1.16 compared to $1.05 for 2012, an increase of 10.5 percent.

For the fourth quarter of 2013, income from continuing operations per share was $0.26, compared to $0.22 as adjusted (non-GAAP measure) for the same period of 2012, an increase of 18.2 percent. In the fourth quarter of 2012, net income and income from continuing operations were positively impacted by the full-year implementation of the repair tax accounting change in the company’s Pennsylvania subsidiary of approximately $0.18 per share for the year—all of which was recorded in the fourth quarter of 2012 rather than spread over each quarter in 2012. Income from continuing operations per share (GAAP measure) for the fourth quarter of 2012 was $0.37, and adjusted income from continuing operations (non-GAAP measure) includes only the tax benefits applicable to the fourth quarter of 2012 of $0.036 per share, which excludes $0.148 per share of tax benefits applicable to prior quarters of 2012.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “2013 was another record-setting year for Aqua America. The company continued to enhance water quality and service reliability for customers, maintained industry-leading margins, grow stronger financially, and enhance shareholder value 19 percent plus a stock split and 9 percent dividend increase. The company also eclipsed the $200 million dollar level for net income just 5 years after passing the $100 million level, which took nearly 125 years to accomplish.”

Aqua America’s notable 2013 accomplishments, included:

•	Internally funded the entire investment of more than $300 million in infrastructure improvements.

•	Continued programs to minimize expenses including a vehicle fleet conversion to natural gas and maximize the performance of the company’s four solar fields.

•	Won multiple awards for innovative programs including the Energy Solutions Center Partnership Award for Innovative Energy Solutions for implementing compressed natural gas (CNG) technology for use in the company’s vehicles and fueling stations, and the National Association of Water Company’s (NAWC) 2013 Management Innovation Award for pursuit of maximizing performance in electricity load response programs.

•	Completed seven rate cases along with ongoing infrastructure surcharges designed to maintain the necessary replacement of aging distribution systems, resulting in a total of $12.5 million in annualized revenue increases. Received legislative approval for a system improvement charge in North Carolina making it the sixth state to allow this beneficial regulatory mechanism. 2013 was the first year during which Aqua effectively used this mechanism in New Jersey and for wastewater in Pennsylvania.

•	Completed 15 acquisitions in four states with customer growth of 1.3 percent, the most significant customer growth since 2008.

•	Profitably divested the company’s unprofitable Florida operations.

•	In negotiations to divest the company’s Fort Wayne, Indiana operation in 2014, while increasing the opportunities for expanding the company’s Indiana wastewater operation

•	Delivered total shareholder return of 19 percent.

“2013 was one of the strongest years operationally in my 22 years as CEO. During the year, thanks to the diligence of our employees, our adjusted operations and maintenance expense growth was minimized to about two percent (non-GAAP measure), continuing the company’s long-term focus on cost controls. The company continues to adapt itself for the future and as a result, 2013 was also our strongest financial year ever and marked the 21st record year for earnings out of the last 22,” said DeBenedictis.

In 2013, the company invested more than $300 million for the fourth straight year to improve infrastructure across all of its regulated operations as part of its capital investment program. $308 million was invested and Aqua expects to invest more than $325 million in 2014. Over the next 3 years, the company expects to invest $1 billion in pipe replacements to improve its distribution network; upgrade plants to enhance water quality; and improve service reliability for its customers.

As of February 25, 2014, Aqua America’s weighted average cost of fixed-rate long-term debt was less than 5 percent, and the company had $239 million available on its credit lines. In September 2013, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Aqua’s largest subsidiary. Of the 227 electric, gas, and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

“Looking back at 2013, we made significant progress in advancing our strategy in both regulated and unregulated areas,” said DeBenedictis. “In addition to our 15 acquisitions, we have nearly completed our portfolio rationalization by exiting Florida and negotiating to reach a settlement to sell our Fort Wayne, Indiana operation. Our non-regulated joint venture pipeline to provide water for the drilling in the Marcellus shale was the only segment of the company that underperformed expectations in 2013, but we expect its performance to improve over the long-term as the U.S. natural gas industry grows. In 2013, our pipeline replaced 16,600 truck trips to provide water to natural gas drillers and generated $1.9 million cash for Aqua.

“In 2014, we’re off to a strong start on our growth-through-acquisition strategy including an agreement with the City of Chicago Heights in Cook County, Illinois. Under this agreement, Aqua Resources will review, make recommendations and implement improvements across all functional areas of the system, including operation audits, capital improvements, leak detection and customer service programs, billing, supplies and supply contracts, and staffing levels,” DeBenedictis said. “We are glad to be in the position to offer operational, engineering, and technical solutions that involve public-private partnerships as well as an outright transfer of assets.”

To date in 2014, the company has received rate awards and infrastructure surcharges in Illinois, Indiana, New Jersey, Ohio, and Pennsylvania (wastewater) estimated to increase annualized revenues by approximately $2.8 million. The company has $21.0 million of rate cases pending before state regulatory bodies in Ohio, New Jersey, North Carolina, Texas and Virginia. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

“As I begin my 23rd year as the CEO of Aqua America, I continue to be optimistic about the company’s ability to continue to deliver strong results for all of our stakeholders. The company is well positioned to fund needed infrastructure for our customers, and acquire both municipal and private water and wastewater utilities that can benefit from our expertise and our ability to fund needed infrastructure improvements due to our strong financial position. We are also prepared to continue to invest in strategic ventures, and deliver strong results for our shareholders through our ability to grow our dividend and continue to grow earnings,” DeBenedictis said.

The Board of Directors recently declared a quarterly cash dividend payment of $0.152 per share payable on March 1, 2014, to all shareholders of record on February 18, 2014. Aqua America has paid a consecutive quarterly dividend for 69 years.

The company’s conference call with financial analysts will take place on Friday, February 28, 2014 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 28, 2014 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 6781902). International callers can dial 719.457.0820 (pass code 6781902).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s continued ability to adapt itself for the future; the continuation of the company’s capital investment program; the estimated amount of capital investment by the company planned for 2014 and the next 3 years, and the projected impact of such investments;

the continuation of the company’s growth-through-acquisition program; the company’s ability to acquire municipal and private water and wastewater utilities; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; the company’s ability to complete its portfolio rationalization program; the anticipated long-term performance of the company’s joint venture to provide water for the drilling in the Marcellus shale; the company’s ability to continue to deliver strong results; the company’s ability to fund needed infrastructure due to its strong financial position; the company’s continuation of investments in strategic ventures; the company’s ability to continue to deliver strong results though the company’s ability to grow its dividend and to grow earnings. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation —expressly disclaims any such obligation —to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating revenues	$188,608	$187,481	$768,643	$757,760

Net income attributable to common shareholders	$57,532	$66,555	$221,300	$196,563

Basic net income per common share	$0.33	$0.38	$1.26	$1.13
Diluted net income per common share	$0.32	$0.38	$1.25	$1.12

Basic average common shares outstanding	176,660	174,855	176,140	174,201
Diluted average common shares outstanding	177,733	175,839	176,814	174,918

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating revenues	$188,608	$187,481	$768,643	$757,760

Cost & expenses:
Operations and maintenance	74,106	72,179	285,340	271,843
Depreciation	30,287	29,031	119,258	111,767
Amortization	1,632	1,456	5,535	5,229
Taxes other than income taxes	12,947	12,704	53,268	47,404

Total	118,972	115,370	463,401	436,243

Operating income	69,636	72,111	305,242	321,517

Other expense (income):
Interest expense, net	19,482	19,373	77,316	77,757
Allowance for funds used during construction	(806)	(658)	(2,274)	(4,142)
Gain on sale of other assets	(27)	(264)	(148)	(1,090)
Equity loss (earnings) in joint venture	933	(1,045)	2,665	(1,976)

Income from continuing operations before income taxes	50,054	54,705	227,683	250,968
Provision for income taxes	3,324	(10,429)	22,690	66,881

Income from continuing operations	46,730	65,134	204,993	184,087

Discontinued operations:
Income from discontinued operations before income taxes	16,208	1,680	24,732	20,493
Provision for income taxes	5,406	259	8,425	8,017

Income from discontinued operations	10,802	1,421	16,307	12,476

Net income attributable to common shareholders	$57,532	$66,555	$221,300	$196,563

Income from continuing operations per share:
Basic	$0.26	$0.37	$1.16	$1.06
Diluted	$0.26	$0.37	$1.16	$1.05

Income from discontinued operations per share:
Basic	$0.06	$0.01	$0.09	$0.07
Diluted	$0.06	$0.01	$0.09	$0.07

Net income per common share:
Basic	$0.33	$0.38	$1.26	$1.13
Diluted	$0.32	$0.38	$1.25	$1.12

Average common shares outstanding:
Basic	176,660	174,855	176,140	174,201

Diluted	177,733	175,839	176,814	174,918

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31, 2013	December 31, 2012
Net property, plant and equipment	$4,167,293	$3,936,163
Current assets	171,669	260,894
Regulatory assets and other assets	712,855	661,460

	$5,051,817	$4,858,517

Total equity	$1,535,043	$1,385,892
Long-term debt, excluding current portion	1,468,583	1,543,954
Current portion of long-term debt and loans payable	123,028	125,421
Other current liabilities	143,882	148,743
Deferred credits and other liabilities	1,781,281	1,654,507

	$5,051,817	$4,858,517

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(In thousands of dollars)

(Unaudited)

The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This press release includes a presentation of “income from continuing operations adjusted to recognize the net repair tax accounting change benefits only applicable to the fourth quarter of 2012” and “diluted income from continuing operations per common share adjusted to recognize the net repair tax accounting change benefits only applicable to the fourth quarter of 2012” (the full year 2012 net repair tax accounting change benefits were recognized in the fourth quarter of 2012 upon implementation of the repair tax accounting change and the amounts applicable to prior quarters of 2012 are referred to herein as the “special item”).

This press release includes a presentation of “operations and maintenance expense adjusted for a same-utility system basis.” Information referring to “same-utility system basis” excludes the operations and maintenance expense of utility systems acquired during the preceding 24 months which would impact the comparability of 2013 to 2012.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures. The reconciliations of these non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:

Aqua America, Inc. and Subsidiaries

Income Adjusted to Recognize the Net Repair Tax Accounting Change Benefits

Applicable to the Fourth Quarter of 2012

(As the full year 2012 benefits were recognized in the Fourth Quarter of 2012)

(In thousands, except per share amounts)

(A Non-GAAP, Unaudited Number)

	Quarter Ended
	December 31,
	2013	2012
Income from continuing operations (GAAP financial measure)	$46,730	$65,134
Less: net impact of 2012 repair tax accounting change applicable to prior quarters of 2012 (as full year 2012 impact was recognized in the fourth quarter of 2012 upon implementation)*	—	(25,905)

Adjusted income (Non-GAAP financial measure)	$46,730	$39,229

Income from continuing operations per common share
(GAAP financial measure):
Basic	$0.26	$0.37
Diluted	$0.26	$0.37
Income from continuing operations per common share adjusted to recognize the net repair tax accounting change benefits applicable to the fourth quarter of 2012
(Non-GAAP financial measure):
Basic	$0.26	$0.22
Diluted	$0.26	$0.22
Average common shares outstanding:
Basic	176,660	174,855

Diluted	177,733	175,839

*	Net impact of repair tax change represents the tax impact of the tax accounting change, net of related expenses to implement change.

Aqua America, Inc. and Subsidiaries

Operations and Maintenance Expense Adjusted for Same-Utility System Basis

(In thousands)

(A Non-GAAP, Unaudited Number)

	Year Ended
	December 31,
	2013	2012
Operations and maintenance expense (GAAP financial measure)	$285,340	$271,843
Less: Adjustment for same-utility system operations and maintenance expense	7,386	—

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$277,954	$271,843